Exhibit 10.1

EXECUTION VERSION

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into as of December 14, 2017 among and between NRG Energy, Inc. (“NRG”) on behalf of itself and the NRG Parties, and GenOn Energy, Inc. (“GenOn”) on behalf of itself and the Debtors.  The NRG Parties and the Debtors are the “Parties” and each a “Party”.

RECITALS

WHEREAS, prior to the Effective Date of the Plan, NRG is the holder of 100% of the equity interests in GenOn (“GenOn Interests”) and a holder of claims under that certain Revolving Credit Agreement (as amended, modified or supplemented from time to time, the “Revolving Credit Facility”), dated December 12, 2012, among NRG, GenOn, and NRG Americas, Inc.

WHEREAS, NRG and GenOn are parties to that certain Services Agreement, dated as of December 20, 2012 (as amended, modified or supplemented from time to time, the “Services Agreement” and the services described therein, the “Shared Services”).  NRG has continued to provide the Shared Services under the Services Agreement for the benefit of GenOn and its debtor and non-debtor subsidiaries (collectively, the “GenOn Group”) during the Chapter 11 Cases (as defined below).

WHEREAS, certain holders of the GenOn Notes and the GAG Notes and Wilmington Trust Company, in its capacity as indenture trustee to the GenOn Notes, commenced an action pending in the Superior Court for the State of Delaware captioned as Wilmington Trust Company et al. v. NRG Energy, Inc. and GenOn Energy, Inc., Case No. N16C-12-090 PRW CCLD (the “Noteholder Litigation”) asserting certain claims against NRG, GenOn, and certain third parties, including without limitation certain officers and directors of NRG and GenOn.

WHEREAS, on June 8, 2017, certain owner-lessors (the “Owner Lessors”) that are parties to the leveraged lease transactions with GenOn Mid-Atlantic, LLC (“GenMA”) in respect of certain power plants located in Maryland commenced an action pending in the Supreme Court of the State of New York captioned as Morgantown OL1 LLC et al. v. GenOn Mid-Atlantic, LLC et al., Index No. 653146/2017 (the “Leveraged Lease Action”) asserting claims against GenMA, GenOn, NRG and certain subsidiaries thereof relating to, among other things, certain transfers and the allocation of service charges under the Services Agreement.

WHEREAS, on June 12, 2017, the Debtors entered into that certain Restructuring Support and Lock-Up Agreement (as amended, modified or supplemented from time to time, the “RSA”) incorporating a Settlement Agreement Term Sheet (the “Settlement Term Sheet”) with NRG and certain holders, investment advisors, or managers of discretionary accounts holding GenOn 7.875% Senior Notes due 2017, GenOn 9.50% Senior Notes due 2018, and GenOn 9.875% Senior Notes due 2020 (the “GenOn Notes”) and/or GAG 8.50% Senior Notes due 2021 and GAG 9.125% Senior Notes due 2031 (collectively, the “GAG Notes”) (each a “Consenting Noteholder” and collectively, the “Consenting Noteholders”) and in the RSA, the parties agreed to pursue, subject to its terms, (1) the settlement and release of certain claims among the Parties (the “Settlement”) and (2) the implementation of certain restructuring and recapitalization transactions with respect to the Debtors’ capital structure, including the Debtors’ respective obligations under the Revolving

Credit Facility, the GenOn Notes, and the GAG Notes (the “Restructuring”) through the filing of chapter 11 bankruptcy cases.

WHEREAS, on June 14, 2017 (the “Petition Date”), in accordance with the RSA, each of the Debtors commenced a voluntary case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101—1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on June 29, 2017, the Debtors filed the Joint Chapter 11 Plan Of Reorganization of GenOn Energy, Inc. and Its Debtor Affiliates (Docket No. 141) (including all exhibits, appendices, and schedules thereto, as may be amended, modified, or supplemented from time to time, the “Plan”);(1)

WHEREAS, the Consenting Noteholders’ obligations in respect of the Settlement Term Sheet are set forth in the RSA and Plan;

WHEREAS, the Parties intend, through this Agreement, the Plan, and the order confirming the Plan (the “Confirmation Order”) to fully and finally settle the disputes that currently exist between them, including without limitation the Settled Claims against NRG, GenOn, and certain of their respective officers and directors.

AGREEMENTS

NOW, THEREFORE, in consideration of the promises and agreements contained herein, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                Agreement Effective Date.   This Agreement shall become effective and binding upon each of the Parties on the date on which each of the conditions in Section 2 of this Agreement has been satisfied or waived (the “Agreement Effective Date”).

2.                                Conditions to Agreement Effective Date.  Each of the following shall be a condition to the Agreement Effective Date unless (1) such condition has been waived in writing by all Parties (for the avoidance of doubt, the condition in Section 2.I. below) or (2) GenOn has received and accepted the Settlement Payment described in Section 4.D below following consummation of a GenMA Settlement, which receipt and acceptance shall be deemed a waiver of the conditions set forth at below (provided that GenOn shall have no obligation to accept the Settlement Payment if any of the conditions set forth below (other than in Section 2.I) have not been met or if NRG is in breach of any of the agreements listed in Sections 2.C through 2.F below or any Buyer Transition Services Agreement):

A.                                    The Confirmation Order, which, among other things, shall authorize the Debtors’ execution, delivery and performance of their obligations under this Agreement and the transactions contemplated hereby, or an order authorizing the Debtors to execute, deliver, and perform their obligations

(1)         Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

under this Agreement pursuant to Bankruptcy Rule 9019 shall have been entered by the Bankruptcy Court and shall have become a Final Order;

B.                                    either the Plan Effective Date shall have occurred or the GenMA Settlement shall have been consummated;

C.                                    NRG and GenOn shall have executed and delivered to one another the Pension Indemnity Agreement, in form and substance reasonably acceptable to the GenOn Steering Committee, which shall be in full force and effect;

D.                                    NRG and GenOn shall have executed and delivered to one another the Tax Matters Agreement, in form and substance reasonably acceptable to the GenOn Steering Committee, which shall be in full force and effect;

E.                                     NRG and GenOn shall have executed and delivered to one another the Transition Services Agreement, in form and substance reasonably acceptable to the GenOn Steering Committee, which shall be in full force and effect;

F.                                      NRG and GenOn shall have executed and delivered to one another the Cooperation Agreement, in form and substance reasonably acceptable to the GenOn Steering Committee, which shall be in full force and effect;

G.                                    NRG and GenOn shall have communicated to their respective executives and employees that NRG’s and GenOn’s intent is to successfully assist with GenOn’s separation and implementation of the Plan negotiated by the parties (with such communication drafted jointly by NRG and GenOn);

H.                                   NRG shall have provided to the GenOn Steering Committee a ledger of distributions made by and out of REMA to NRG or its affiliates for the period December 14, 2012, through the Confirmation Date (the “REMA Ledger”);

I.                                        (1) ordinary-course trade payables owed by direct or indirect wholly-owned non-Debtor subsidiaries of GenOn to NRG (or its non-Debtor subsidiaries that are not subsidiaries of Debtors) as of the date of this Agreement shall have been paid or otherwise satisfied in full and (2) NRG (and its non-Debtor subsidiaries that are not subsidiaries of Debtors) shall have obtained releases from each direct or indirect wholly-owned non-Debtor subsidiary of GenOn, in each case consistent with the releases set forth in Section IX.E. of the Plan; and

J.                                        NRG shall have made available to GenOn the Services Credit.

3.                                NRG Claims.

A.                                    Upon the occurrence of the Plan Effective Date, in addition to Claims relating to letters of credit, the Revolving Credit Agreement, and surety bonds provided or guaranteed by NRG for the benefit of any of the Debtors or their non-Debtor subsidiaries—the treatment of which is set forth in the Plan—NRG shall be entitled to an Allowed Other Secured Claim in an amount equal to $2.0 million on account of cash-collateralized hedging obligations (which amount may be paid in the ordinary course pursuant to the relief obtained related to the Debtors’ motions filed on the Petition Date).

B.                                    Upon the Plan Effective Date, NRG’s Proof of Claim (Claim No. 1198) shall be deemed withdrawn with prejudice and expunged, without further notice to or action, order or approval of, NRG or the Bankruptcy Court.

C.                                    All other prepetition Claims that NRG has asserted against the Debtors shall be disallowed and expunged, without further notice to or action, order, or approval, of NRG or the Bankruptcy Court and, notwithstanding anything to the contrary in the Plan or Confirmation Order, all prepetition claims and Causes of Action of the Debtors and non-Debtor subsidiaries that are Releasing Parties against the NRG Parties and their respective affiliates and subsidiaries are hereby released such that clause (a) of the last sentence of Article IX.E of the Plan shall not apply in respect of any contractual obligation owed by any of the NRG Parties or their respective affiliates and subsidiaries.

D.                                    All postpetition ordinary-course claims between (i) the NRG Parties and their non-Debtor subsidiaries and affiliates (excluding Debtor subsidiaries) and (ii) the Debtors will be preserved and settled in the ordinary course.  Ordinary-course trade payables owed by non-Debtor subsidiaries of the Debtors to NRG or its non-Debtor subsidiaries (other than subsidiaries of Debtors) will be paid in the ordinary course (and no later than December 31, 2017, subject to diligence by the GenOn Steering Committee and any requisite board or committee of directors).

4.                                GenMA Resolution and Settlement.

A.                                    Upon consummation of the GenMA Settlement on terms consistent with the term sheet filed within the Plan Supplement as Exhibit O, (i) NRG shall contribute a GenMA Resolution LC (as defined below) of $37.5 million plus 65% of professional fees due under the GenMA Settlement and not paid by GenMA, and (ii) GenOn shall contribute $20 million of cash plus 35% of such professional fees.

B.                                    NRG will contribute by causing a third-party bank to issue a letter of credit in favor of the Owner Lessors for the duration of the GenMA leveraged leases (a “GenMA Resolution LC”), the funding of which will be in accordance with the ratios described in Section 4.A.  Any draw on a GenMA Resolution LC will give rise to a claim of NRG against GenMA for reimbursement of the amount of such draw (including any related fees and expenses), which claim shall be subordinated to GenMA’s obligations to the Owner Lessors.

C.                                    65% of any distributions from GenMA to GenOn (or any of its direct or indirect subsidiaries), whether as permitted by or in violation of the GenMA leveraged lease documents (each such distribution, a “GenMA Distribution”) shall be placed in an escrow account (the “GenMA Escrow”).(2)  To the extent such distributions are placed in the GenMA Escrow, they shall be released to NRG upon demand by NRG up to the amount of any draw on the GenMA Resolution LC.  The proceeds of any sale of GenMA equity interests (a “GenMA Sale”) shall inure to the sole benefit of GenOn, provided that the purchaser assumes the restrictions on GenMA Distributions and GenMA Sales set forth in this paragraph.  If, however, at the election of GenOn and such purchaser, the purchaser does not assume such restrictions, then GenOn shall instead place 65% of the proceeds of such GenMA Sale in the GenMA Escrow.  For the avoidance of doubt, GenOn (and its successors) shall under no circumstances be obligated to thus apply proceeds of a GenMA Distribution or a GenMA Sale at any time in excess of the outstanding GenMA Resolution LC.  When a GenMA Resolution LC expires without having been drawn, any amounts held in the GenMA Escrow shall be released to GenOn by NRG or any other party holding such amounts, solely to the extent that the GenMA Escrow balance exceeds the amount of the outstanding GenMA Resolution LC.  If multiple entities among GenOn, its successors and their subsidiaries have contributed distributions or sale proceeds to the GenMA Escrow under this paragraph at the time that a GenMA Resolution LC expires, then such entities shall receive released amounts (if any) according to the order in which such entities had contributed such distributions or sale proceeds to the GenMA Escrow.

D.                                    Upon the earlier of the consummation of the GenMA Settlement or the Plan Effective Date, NRG shall make a cash payment to GenOn or such other payee(s) as agreed upon by the Debtors and the GenOn Steering Committee (the “NRG Settlement Payment”) in the amount equal to (i) $261.3 million minus (ii) the sum of (a) $126,651,082.39 (which includes all prepetition accrued and unpaid interest at the non-default contract rate, fees and expenses under the Revolving Credit Agreement) plus (b) all postpetition accrued and unpaid interest (calculated at the non-default contract rate), fees

(2)  GenOn, its successors and their direct or indirect subsidiaries may, at their election, satisfy the restrictions on GenMA Distributions and GenMA Sales set forth in this paragraph by defeasing the GenMA Resolution LC by means other than the GenMA Escrow, in which case the provisions of this paragraph regarding the GenMA Escrow shall apply mutatis mutandis to the alternative means.

and expenses under the Revolving Credit Agreement; plus (c) the aggregate amount of all unreimbursed obligations in respect of letters of credit under the Revolving Credit Agreement that are drawn on or after the Petition Date and remaining outstanding as of the Agreement Effective Date; plus (d) any other amounts owed to NRG under the Revolving Credit Agreement as of the Agreement Effective Date (the amounts identified in clauses (a), (b), (c), and (d) hereof are, collectively, (the “Credit Agreement Claims”); provided that no setoff will be allowed for undrawn letters of credit issued under the Revolving Credit Agreement to the extent that such letters of credit have been:  (i) cancelled and replaced with new letters of credit and returned to NRG; (ii) deemed to have been issued as letters of credit under the New Exit Credit Facility pursuant to terms and conditions satisfactory to NRG, the issuing bank under such letters of credit, and the Lender Parties; or (iii) continued pursuant to other arrangements satisfactory to NRG at such time. For the avoidance of doubt, on the Plan Effective Date, NRG’s Revolving Credit Facility Claims will receive the treatment provided for in Article III of the Plan to the extent such Claims have not been satisfied, including through setoff against the $261.3 million as described in this Section 4.D.

E.                                     If the RSA is terminated prior to NRG making the NRG Settlement Payment, the parties’ rights with respect to the claims (1) related to GenMA and (2) described in Section 6.A below, and any related defenses and rights of the NRG Parties, shall be preserved and retained in all respects.

5.                                Services.

A.                                    In the event that GenOn terminates all of the Shared Services (as defined in the Transition Services Agreement) (other than with respect to General IT Services, as defined in the Transition Services Agreement) prior to September 30, 2018 on the terms set forth in the Transition Services Agreement, GenOn shall earn from NRG an amount equal to the sum of $1.0 million per month for every month (including a pro-rated amount for any partial month) terminated prior to September 30, 2018 (such amount, the “Early Transition Payment”), which amount shall be credited against amounts (if any) due for Services or otherwise paid in cash.

B.                                    NRG will (i) offset, dollar for dollar, all cash obligations paid by GenOn on account of the 1000 Main Lease (as defined in the Transition Services Agreement) against NRG’s receivables for Services for the duration of the 1000 Main Lease and (ii) reimburse GenOn for all cash obligations paid by GenOn on account of the 1000 Main Lease that are not set off against NRG’s receivables for Services; provided, however, that any income attributable to space subleased under the 1000 Main Lease will reduce such offset or reimbursement, to the benefit of NRG; provided further, that, in the event that GenOn suffers any actual damages associated with the 1000 Main Lease, NRG shall indemnify GenOn for any and all such damages.

6.                                Releases.  Upon GenOn’s receipt and acceptance of the Settlement Payment described in Section 2.B of this Agreement, and for the consideration delivered pursuant to this Agreement and as set forth in the RSA and the transactions contemplated thereby, each of the Debtors, their estates and the NRG Parties agree that:

A.                                    Each of the Releasing Parties hereby releases each of the Released Parties (as defined in the Plan) from any and all Causes of Action, arising from, in connection with, or relating in any way to (i) the Settled Claims (including without limitation against NRG, GenOn, and certain of their directors and officers), (ii) the Restructuring or the Restructuring Transactions or (iii) the Chapter 11 Cases, arising from the beginning of time through the Agreement Effective Date.  For all purposes of this Agreement, “Releasing Parties” includes the Estates.

B.                                    Without limiting the force and effectiveness of the releases in this Agreement, the releases set forth herein shall be complementary to, and operate in conjunction with, the releases, discharge, exculpations, and injunctions set forth in Article IX of the Plan upon the occurrence of the Plan Effective Date.

C.                                    For the avoidance of doubt, the release of the Parties shall not include any Causes of Action (i) arising from any breach of this Agreement or any documents or agreements executed in connection herewith, including without limitation, the Cooperation Agreement, the Pension Indemnity Agreement, the Employee Matters Agreement, the Transition Services Agreement, or the Tax Matters Agreement (ii) based on acts or omissions from and after the Agreement Effective Date, or (iii) related to postpetition ordinary course intercompany claims for amounts due to GenOn, NRG or any of their respective affiliates and subsidiaries, including for sales of power and generation capacity.

D.                                    To the extent that each is able to control the actions of its direct or indirect wholly-owned non-Debtor subsidiaries and to the fullest extent permitted by applicable law, the Debtors and Reorganized Debtors (including their successors in interest and any Liquidating Trust created pursuant to the Plan) shall cause each of such direct or indirect wholly-owned non-Debtor subsidiaries and their successors in interest to not assert any Cause of Action of any kind or nature that could have been or could be asserted against the NRG Parties with respect to acts or failure to act that occurred prior to the Agreement Effective Date. The NRG Parties shall not assert any Cause of Action of any kind or nature that could have been or could be asserted against such direct or indirect wholly-owned non-Debtor subsidiaries of the Debtors and Reorganized Debtors with respect to acts or failures to act that occurred prior to the Agreement Effective Date.

7.                                Dismissal of Noteholder Litigation.  Each of GenOn and the NRG Parties acknowledge that section IV.F. of the Plan governs dismissal of the Noteholder Litigation.

8.                                California Civil Code Section 1542.  In reaching this Agreement, the Parties (a) represent, warrant, and acknowledge, that each of them has been fully advised by counsel of the contents of Section 1542 of the Civil Code of the State of California and (b) expressly waive the benefits thereof and any rights that the Parties may have thereunder.  Section 1542 of the Civil Code of the State of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties acknowledge that each of them may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of the releases that, if known or suspected at the time of executing the releases, may have materially affected this settlement.  Nevertheless, each of the Parties waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Each of the Parties acknowledges that it understands the significance and consequence of the releases given and specifically waives any legal principle that limits general releases to known claims only, such as California Civil Code Section 1542.

9.                                Representations of NRG.  NRG represents, warrants, covenants, and agrees for the benefit of the other Parties hereto that as of the Agreement Effective Date:

A.                                    The REMA Ledger provided by NRG to GenOn as set forth in Section 2.H of this Agreement is complete and accurate.

B.                                    NRG has no knowledge of (i) any distributions made by or out of REMA other than as provided in the REMA Ledger or (ii) any claims or notices of breach or default of the leveraged leases at REMA or claims or notices relating to any tax indemnity agreement, through the Agreement Effective Date.

C.                                    Neither GenOn nor any of its subsidiaries (other than, respectively, subsidiaries of REMA and subsidiaries of GenMA) has guaranteed any obligations of REMA or GenMA.

D.                                    To NRG’s knowledge, the “Facility Lessee’s tax representations” set forth at Section 4 of each of REMA’s Tax Indemnity Agreements and the “Lessee’s tax representations” set forth at Section 4 of each of GenMA’s Tax Indemnity Agreements are each true and correct as of the Agreement Effective Date.

E.                                     From December 14, 2012, through the date of this Agreement, REMA has not made distributions in reliance on a “Fixed Charge Coverage Ratio” calculation under any of its Participation Agreements and Facility Lease Agreements.

F.                                      REMA has provided “Qualifying Credit Support” from December 14, 2012, through the date of this Agreement under each of its Participation Agreements and Facility Lease Agreements through the means, from the providers and in the amounts set forth in information provided to GenOn on or before the date of this Agreement.

G.                                    NRG or its authorized representative has read and fully understands this Agreement and it has the requisite competence, power, and authority to enter into this Agreement and to perform the obligations hereunder.

H.                                   NRG has the requisite power and authority to enter into this Agreement on behalf of the NRG Parties and to bind them to their releases hereunder.

I.                                        The execution and delivery of this Agreement and the performance by NRG of its obligations do not and will not contravene or conflict with any provision of law.

J.                                        The Recitals set forth in this Agreement are true and correct in all respects.

K.                                    This Agreement constitutes the NRG Parties’ legal, valid, and binding obligations and is enforceable in accordance with its terms.

L.                                     NRG shall make a cash reimbursement payment to GenOn, if any, as required in satisfaction of all cash obligations due in 2017 and 2018, in each case, with regard to the NRG Pension Plans (as defined in the Pension Indemnity Agreement) on behalf of GenOn and any of its direct or indirect subsidiaries.

10.                         Representations of the Debtors.  Each of the Debtors represents, warrants, covenants and agrees, jointly and severally with every other Debtor for the benefit of the other Parties hereto, that:

A.                                    its authorized representative has read and fully understands this Agreement and it has the requisite competence, power, and authority to enter into this Agreement and to perform the obligations hereunder;

B.                                    the execution and delivery of this Agreement and the performance by such Debtor of its obligations do not and will not contravene or conflict with any provision of law;

C.                                    the Recitals set forth in this Agreement are true and correct in all respects;

D.                                    it shall sign and deliver all further documents, writings, or agreements, if any, reasonably requested by a Party necessary or appropriate to effectuate or implement this Agreement; and

E.                                     this Agreement constitutes such Debtor’s legal, valid, and binding obligations and is enforceable in accordance with its terms subject only to the approval of this Agreement by the Bankruptcy Court.

11.                         No Admissions.  This Agreement, and the negotiation thereof, shall in no way constitute, be construed as, or be evidence of an admission or concession of any violation of any statute or law; of any fault, liability, or wrongdoing; or of any infirmity in the claims or defenses of the Parties with regard to any of the complaints, claims, allegations, or defenses asserted or that could have been asserted in connection with the subject matter of this Agreement or the disputes described herein.  This Agreement shall not be used, directly or indirectly, in any way, in litigation or other proceedings between the Parties, and this Agreement shall not be admissible as evidence in any legal proceeding between the Parties, other than in litigation or a proceeding to enforce the terms of this Agreement.

12.                         Amendments.  This Agreement may not be modified, amended, or supplemented without the prior written consent of the Debtors (and, after the Effective Date, the Reorganized GenOn Board) and NRG.

13.                         Notices.  Unless otherwise specified, all notices required or permitted under this Agreement shall be in writing and shall be delivered by email and (1) hand or (2) prepaid delivery service with package tracking capabilities.  Such notices shall be addressed to:

A.                                    For notices to NRG:

NRG Energy, Inc.
804 Carnegie Center
Princeton, New Jersey 08540
Attention: Brian Curci, Esq., Corporate Secretary
Email: brian.curci@nrg.com.

with a courtesy copy to (which shall not constitute notice):

Baker Botts LLP
2001 Ross Avenue
Dallas, Texas 75201
Facsimile: 214.953.6503
Attention: C. Luckey McDowell, Esq.

Emanuel C. Grillo, Esq.

Ian E. Roberts, Esq.

Email: luckey.mcdowell@bakerbotts.com;

emanuel.grillo@bakerbotts.com;

ian.roberts@bakerbotts.com.

B.                                    For notices to the Debtors:

GenOn Energy, Inc.
804 Carnegie Center
Princeton, New Jersey 08540
Attention: Mac McFarland, Chief Executive Officer
Email: mac@genon.com.

with a courtesy copy to (which shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile: 312.862.2200
Attention: David R. Seligman, P.C.

Steven N. Serajeddini, Esq.

AnnElyse Scarlett Gibbons, Esq.

Email: david.seligman@kirkland.com;

steven.serajeddini@kirkland.com;

annelyse.gibbons@kirkland.com.

14.                         GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement (i) to the extent possible, in the Bankruptcy Court or (ii) otherwise, in state and federal courts sitting in the City, County and State of New York (collectively, the “Chosen Courts”), and solely in connection with claims arising out of or related to this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts and courts of appeals therefrom; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto; and (d) consents to entry of final judgment by the Chosen Courts.

15.                         Specific Performance/Remedies.  It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy for any such breach, in addition to any other remedy to which such non-breaching Party may be entitled, at law or equity, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court or the Chosen Courts requiring any Party to comply promptly with any of its obligations hereunder.  Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

16.                         No Discharge.  The Debtors acknowledge and agree, and shall not dispute, that the giving of any notice in accordance with this Agreement by any of the other Parties shall not be a violation of any discharge granted pursuant to section 1141 of the Bankruptcy Code or the terms of the Plan (and the Debtors hereby waive, to the greatest extent possible, the applicability of such discharge to the giving of such notice), and the other Parties are hereby authorized to take any steps necessary to enforce this Agreement notwithstanding section 1141 of the Bankruptcy Code or any other applicable law, and no cure period contained in this Agreement shall be extended without the prior written consent of the other Parties.

17.                         Negotiation and Drafting; Voluntary Execution; Disclaimer of Reliance.  Each Party to this Agreement represents, warrants, and acknowledges to the other Parties hereto that:

A.                                    this Agreement was drafted jointly by the Parties;

B.                                    this Agreement is the result of arm’s length negotiations between the Parties;

C.                                    such Party is entering into this Agreement with full knowledge of any and all rights that the Parties may have;

D.                                    such Party has consulted with such Party’s own attorneys and fully understands the terms hereof;

E.                                     such Party has received, or has had made available to it, all information necessary to make an informed judgment concerning the Agreement;

F.                                      such Party has received legal advice from such Party’s own attorneys regarding the advisability of entering into the settlement provided for herein and is voluntarily executing this Agreement;

G.                                    in negotiating and entering into this Agreement, such Party has not relied on, and has not been induced by, any representation, warranty, statement, estimate, communication, or information, of any nature whatsoever, whether written or oral, by, on behalf of, or concerning the other Party or any agent of the other Party, or otherwise, except as expressly set forth in this Agreement, and no such representations have been made;

H.                                   such Party expressly disclaims reliance upon any communication or information, whether written or oral, between or among the Parties at any time prior to and during the negotiation and execution of this Agreement; and

I.                                        such Party affirmatively represents and acknowledges that it is relying solely on the express terms contained within this Agreement.

18.                         Successors and Assigns.  The obligations and duties in this Agreement may not be assigned or transferred absent written consent of NRG and GenOn, unless specifically stated otherwise.  This Agreement shall be binding upon the Parties hereto and their respective affiliates, successors and assigns.

19.                         Severability.  If any provision of this Agreement is found or held to be invalid or unenforceable by a court, arbitrator, or other decision-making body of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable to the greatest extent allowed by such court, arbitrator, or body under law.

20.                         Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

21.                         Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate and implement the terms of this Agreement and the Restructuring, as applicable.

22.                         Complete Agreement.  This Agreement, together with the agreements identified in Sections 2.C through 2.F, above constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral, or written, among the Parties with respect thereto, except as may be provided or complemented in the Plan.  In the event of any inconsistency between this Agreement and the Cooperation Agreement, Pension Indemnity Agreement, Employee Matters Agreement, Tax Matters Agreement, or Transition Services Agreement (collectively, the “Separation Agreements”), as applicable, with respect to the subject matter or terms of each of the foregoing, the applicable Separation Agreement shall govern.

23.                         Headings.  The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

24.                         Interpretation and Rules of Construction.  This Agreement is the product of negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.  In addition, this Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code.

25.                         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NRG ENERGY, INC.		GENON ENERGY, INC.

By:	/s/ Gaetan Frotte	By:	/s/ Mark A. McFarland
Name: Gaetan Frotte		Name: Mark A. McFarland
Title: Senior Vice President and Treasurer		Title: Chief Executive Officer